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                                                                  Exhibit 99.2

DUPONT PHOTOMASKS ANNOUNCES PROPOSED SECONDARY PUBLIC
OFFERING OF COMMON STOCK


CONTACT:
Tom Blake
DuPont Photomasks, Inc.
512-310-6562
or
Shellie M. Roth
Investor Relations Partners, Inc.
973-535-8389


ROUND ROCK, TX -- February 18, 1999
DuPont Photomasks, Inc. (NASDAQ: DPMI), more commonly referred to as DPI, today announced that it has filed a registration statement with the Securities and Exchange Commission for a secondary public offering of 2.0 million shares of its common stock. The shares are being offered by DPI's principal stockholder, E.I. du Pont de Nemours and Company (NYSE: DD) as part of its previously announced intention to reduce its ownership interest in DPI. In addition, DuPont has agreed to sell an additional 300,000 shares to cover any over-allotments.

DPI will not receive any proceeds from the offering.

The managing underwriters for the offering are Morgan Stanley Dean Witter, Credit Suisse First Boston, Donaldson, Lufkin & Jenrette, NationsBanc Montgomery Securities LLC and Needham & Company, Inc.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offer will be made only by means of a prospectus, written copies of which may be obtained, when available, by contacting Morgan Stanley Dean Witter, 1585 Broadway, New York, NY 10036-8293, (212) 761-4000.

Based on sales, DPI is one of the world's largest photomask manufacturers, operating globally from 11 strategically located facilities in North America, Europe and Asia. The company produces and supplies photomasks as well as photoblanks (photomask substrates) and pellicles (protective covers for photomasks). DPI is headquartered in Round Rock, Texas, and had worldwide sales in fiscal 1998 of over $270 million.